Exhibit 99.1

AMERICREDIT APPOINTS NEW DIRECTOR AND

RETIRES $108 MILLION OF SENIOR NOTES DUE 2015

FORT WORTH, TEXAS Dec. 12, 2008 – AMERICREDIT CORP. (NYSE:ACF) today announced the appointment of Bruce R. Berkowitz to its board of directors. AmeriCredit’s board now includes ten directors.

Mr. Berkowitz is the President of Fairholme Funds, Inc. and is also a member of its board of directors. He has more than 24 years of investment management experience and is the Managing Member and Chief Investment Officer of Fairholme Capital Management, L.L.C. Mr. Berkowitz also serves as a director and member of the audit committee of TAL International and White Mountains Insurance Group.

“We are pleased to add such a well-respected and experienced professional to our board of directors. I am certain that our company and our shareholders will benefit greatly from his knowledge and insight,” said AmeriCredit’s Chairman Clifton Morris Jr.

Additionally, in consummation of the transaction announced on November 24, 2008, between AmeriCredit and Fairholme Funds, Inc., AmeriCredit has issued approximately 15.1 million shares of its common stock to Fairholme Funds, Inc., valued at $6.02 per share, in exchange for $108 million of par value of AmeriCredit’s 8.50% Senior Notes due 2015.

About AmeriCredit

AmeriCredit Corp. is a leading independent automobile finance company that provides financing solutions indirectly through auto dealers across the United States. AmeriCredit has over one million customers and approximately $14 billion in auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Caitlin DeYoung

(817) 302-7394